Exhibit 10.1

August 3, 2023

Dear Adrian

On behalf of the Board of Directors of Fennec Pharmaceuticals Inc. (“Fennec” or the “Company”), I am pleased to make you an executable offer to join Fennec Pharmaceuticals EU Limited, a wholly owned subsidiary of Fennec, as its Chief Operating Officer (“COO”). The purpose of this agreement is to clarify the terms of Employee’s “at will” employment with the Company, including Employee’s compensation level and benefit entitlements.

1.   Employment and Duties.

A. The Company hereby agrees to employ Employee as COO of the Company and its parent corporation, Fennec Pharmaceuticals Inc. (the “Parent”), effective as of August 3, 2023 (the “Effective Date”). In that position, Employee will report directly to the Company’s Chief Executive Officer, and Employee hereby agrees to accept such employment upon the terms and conditions hereinafter set forth.

B. Employee will perform the duties inherent in Employee’s position in good faith and in a reasonable and appropriate manner. Employee will be expected to travel per their territory alignment as reasonably necessary or advisable to perform and fulfill Employee’s responsibilities under this Agreement. While employed by the Company, you agree to work on a full-time basis exclusively for the Company and agree that you shall not, while you are employed by the Company, be employed or engaged in any capacity, in promoting, undertaking or carrying on any other business that competes with the Company or interferes or could reasonably interfere with your duties to the Company without our prior written permission. It is noted that you currently hold non-executive director positions with PTC Therapeutics International and Medison Pharma and the Company grants permission for these to continue.

C. Employee shall be employed by the Company on an “at will” basis, meaning either the Company or Executive may terminate Employee’s employment at any time, with or without cause or advance notice except as specifically set forth in Section 8 of this Agreement. Any contrary representations that may have been made to Employee shall be superseded by this Agreement. This Agreement (inclusive of the Proprietary Information and Inventions Agreement incorporated herein) shall constitute the full and complete agreement between Employee and the Company on the “at will” nature of Employee’s employment with the Company, which may be changed only in an express written agreement signed by Employee and a duly authorized officer of the Company.

2.   Compensation.

A. Employee’s initial base salary will be at the rate of EUR400,000 per year. Employee’s base salary will be subject to adjustment by the Company's Board of Directors on an annual basis.

B. Employee shall be entitled to receive an annual discretionary bonus with a target (the “Target Bonus”) of forty percent (40%) of Employee’s base salary per 12-month period (pro-rated for any partial period of less than 12 months), based upon a determination by the CEO and, where applicable, the Company’s Board of Directors (the “Board”) of the achievement of objectives to be set from time to time by the Board, provided that Employee must remain employed through the payment date in order to earn the bonus. The measurement period for this purpose will end on approximately December 31 of each year. The annual discretionary bonus, if otherwise earned subject to continued employment through the payment date, will be paid as soon as practicable after the achievement of objectives for the measurement period has been determined, but in no event will such bonus be paid after March 31 for the preceding measurement period. The Company may modify Employee’s compensation and benefits from time to time at its sole discretion.

C. Employee shall be entitled to receive reimbursement for international tax services required as employee of Fennec up to an amount not to exceed EUR20,000.

D. Employee’s base salary will be paid in 12 monthly installments . The Company will deduct and withhold, from the base salary and bonuses payable to Employee hereunder, any and all applicable income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

3.   Employee Stock Options.

A. Upon commencement of employment, subject to Board approval and any black-out restrictions, Fennec will grant Employee 200,000 options to purchase common shares (the “Equity Options”). The Equity Options shall: (i) have an exercise price per share equal to the “Fair Market Value” (as defined in Plan); (ii) have a term of ten years, subject to early termination in accordance with the Plan; (iii) vest, as to one-third of the Equity Options, on the first anniversary of the date of the grant, and vest, as to the balance of the Equity Options, in equal monthly instalments after such first anniversary for two years, and (iv) be otherwise on the terms and conditions set forth in the Plan;

B. At the discretion of the Company’s Board of Directors, Employee may be granted stock option awards in addition to the Equity Options described in 3(A).

4.   Expense Reimbursement. Employee will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder in accordance with the Company policies, provided Employee furnish the Company with vouchers, receipts and other details of such expenses within ninety (90) days after they are incurred. Monthly cell phone reimbursement of EUR200 and Wi-Fi of EUR200 will begin at hire date.

5.   Fringe Benefits. Employee will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including any company pension plan or employee stock purchase plan if and when established, which are made available to employees of the Company and for which Employee otherwise qualifies.

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6.   Vacation. Employee will accrue five(5) weeks of paid vacation benefits per year in accordance with the Company policy in effect for employees, as well as company holidays, as laid out in the company benefits plan

7.   Proprietary Information.  Prior to commencement of Employee’s services as COO, Employee will sign and deliver to the Company the standard-form Proprietary Information and Inventions Agreement required of all key employees of the Company.

8.   Termination of Employment.

A. Employee’s employment shall commence as of the Effective Date and shall continue for a period of one (1) year unless terminated by either party at least thirty (30) days prior to the expiry of such one year period, provided, however that the term of this Agreement shall be extended automatically for additional one-year periods (each, a “Renewal Term”).

B. The Company may terminate Employee’s employment under this agreement at any time for any reason by providing Employee with at least fifteen (30) days prior written notice. However, such notice requirement is not required if Employee’s employment is terminated for cause as described in subparagraph 8(D) below.

C. If Employee’s employment is terminated by the Company (other than for cause) pursuant to Subsection 8(B) or by the Employee for “good reason” pursuant to Subsection 8(F), and such termination is not for any of the reasons set out in Subsections 8(D), then, following such termination, Employee shall be entitled to continue to receive the following as severance (the "Severance Benefits"):

(i) an amount equal to:

(x) three (3) months of Employee’s Base Salary, or

(y) if such termination occurs either (a) after the second anniversary of the Effective Date or (b) as a result of a Change of Control as defined in 8F, six (6) months of Employee’s Base Salary,

in either case, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee. The applicable foregoing amount shall be paid to Employee in full within five (5) days of termination.

(ii) a pro rata share of any Target Bonus earned by Employee for the year in which the termination takes place, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee

(iii) In addition, in case of a change of control, all your unvested stock options will become fully vested and exercisable of the date of termination or resignation of employment and shall be

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D. The Company may at any time, upon written notice, terminate Employee’s employment hereunder for cause as described in (i) and (ii) below. Such termination will be effective immediately upon such notice and, for the avoidance of doubt, Employee will not be entitled to any advance notice or Severance Benefits, as a result of such termination.

For purposes of this agreement, Employee’s employment with the Company will be deemed to have been involuntarily terminated for cause if Employee’s services are terminated by the Company for one or more of the following reasons:

(i)        acts of fraud or embezzlement or other intentional misconduct which materially adversely affects the Company's business, or

(ii)       misappropriation or unauthorized disclosure or use of the Company's proprietary information.

E. Employee’s employment shall automatically terminate in the event of Employee’s death or permanent disability on the date of his death or permanent disability, as applicable. However, all the Severance Benefits described in Section 8(C) shall be extended to Employee or Employee's beneficiaries, as applicable, for a period of 12 months. “Permanent disability” in this context means that the Company in good faith has determined, and advised Employee in writing that, the Employee has become incapacitated or disabled in a manner that indefinitely precludes Employee from performing the essential functions of his position with the Company without any reasonable prospect of improvement, and no reasonable accommodations can be made by the Company for Employee to return to work and perform such essential functions.

F. Employee may terminate his employment under this agreement at any time for any reason upon fifteen (15) days prior written notice to the Company. Company may, in its discretion, waive all or any portion of such notice in writing. No Severance Benefits are payable to Employee unless such termination by Employee is for “good reason”, as defined below. If the Employee terminates his employment for "good reason", the Employee is entitled to receive the Severance Benefits described in Section 8(C). "Good reason" means: (i) a material decrease in the Employee’s title, duties, responsibilities, and/or compensation and benefits, without Employee’s prior written consent; (ii) the Company’s material breach of its obligations under this employment agreement that has not been cured within seven (7) days after Employee provides written notice of such material breach; (iii) the Parent completes a transaction that constitutes a Change of Control and, in connection therewith or at any time within one (l) year following such Change of Control, any of Employee’s title, duties, responsibilities, base salary or reporting structure have materially changed. “Change of Control” shall have the meaning given to such term in the Parent’s stock option plan.

9.   Governing Law. This agreement shall be governed by and construed according to the laws Ireland, without reference to the choice of law or conflict of law provisions of such laws.

10.  Entire Agreement. This agreement (inclusive of the Proprietary Information and Inventions Agreement incorporated herein) contains the entire agreement and understanding by and between the Company and Employee with respect to the terms described herein, and any representations, promises, agreements or understandings, written or oral, not herein contained shall be of no force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties hereto.

Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

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Very truly yours,

Fennec Pharmaceuticals Inc.

By:
Name: Rosty Raykov
Title: CEO

ACCEPTED BY AND AGREED TO

Adrian Haigh
Dated: August ____, 2023

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